Exhibit 4.8

March 16th, 2004

Guy Faure, President & CEO
David Goldman, Chairman
Mamma.com, Inc.
388 St. Jacques Street West, 8th Floor
Montreal, QC H2Y 1

PERSONAL & CONFIDENTIAL

MERRIMAN CURHAN FORD & CO. ADVISORY AGREEMENT

Dear Guy & David:

Merriman Curhan Ford & Co. (“MCF”) is pleased to act as financial advisor to Mamma.com, Inc. (the “Company”). We will provide financial and capital market advisory services to the Company which may include: (i) review of financial statements and non-public internal business plans, (ii) evaluation of strategic alternatives based on Company objectives and MCF industry expertise, (iii) advice on appropriate capital structure and strategies to achieve maximum return to shareholders and (iv) sponsorship for and introductions to institutional investors. The purpose of this letter is to memorialize the terms of our engagement by the Company.

1.	Services. In connection with this engagement, MCF will perform the following services:

a.

Institutional Sponsorship: MCF will review the Company’s Investor Presentations (Power Point presentations, handouts, letters to shareholders, etc.) and advise the Company on any recommended changes. MCF will also introduce Company management to its institutional sales force and institutional investor clients for group and individual meetings.

b.

Review of Financial Condition/Capital Structure: MCF will review both publicly available documents and confidential Company materials to determine if the Company has an appropriate capital structure given its market opportunity. MCF may advise changes in capital structure as a result of this review and present strategies to effect such changes. In the event that specific transactions are identified, MCF will execute additional engagement letters to specify the compensation and responsibilities of MCF in each case.

c.

Strategic/Competitive Analysis: MCF will help the Company assess its strategic positioning within its industry sector and advise the Company on appropriate corporate development strategies including potential acquisition, merger and sale

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strategies. In the event that specific transactions are identified, MCF will execute additional engagement letters to specify the compensation and responsibilities of MCF in each case.

2.

Information Provided to MCF. In connection with our engagement, the Company has agreed to furnish to MCF, on a timely basis, all relevant information needed by MCF to perform under the terms of this agreement. During our engagement, it may be necessary for us to: interview the management of, the auditors for, and the consultants and advisors to, the Company; to rely (without independent verification) upon data furnished to us by them; and to review any financial and other reports relating to the business and financial condition of the Company as we may determine to be relevant under the circumstances. In this connection, the Company will make available to us such information as we may request, including information with respect to the assets, liabilities, earnings, earning power, financial condition, historical performance, future prospects and financial projections and the assumptions used in the development of such projections of the Company. We agree that all nonpublic information obtained by us in connection with our engagement will be held by us in strict confidence and will be used by us solely for the purpose of performing financial advisory services and will not be used for institutional marketing, sales, trading or market making.

        We do not assume any responsibility for, or with respect to, the accuracy, completeness or fairness of the information and data supplied to us by the Company or its representatives. In addition, the Company acknowledges that we will assume, without independent verification, that all information supplied to us with respect to the Company will be true, correct and complete in all material respects and will not contain any untrue statements of material fact or omit to state a material fact necessary to make the information supplied to us not misleading. If at any time during the course of our engagement the Company becomes aware of any material change in any of the information previously furnished to us, it will promptly advise us of the change.

3.

Scope of Engagement. The Company acknowledges that we will not make, or arrange for others to make, an appraisal of any physical assets of the Company. Nonetheless, if we determine after review of the information furnished to us that any such appraisal or appraisals are necessary or desirable, we will so advise the Company and, if approved by the Company in writing, the costs incurred in connection with such appraisal(s) will be borne by the Company.

        MCF has been engaged by the Company only in connection with the matters described in this letter agreement and for no other purpose. We have not made, and will assume no responsibility to make any representation in connection with our engagement as to any legal matter.

4.

Term of Engagement. This agreement will be effective for one year from the date this letter agreement is executed. Either party may terminate the relationship, at any time, upon thirty days written notice to the other party. In the event of termination or expiration of this agreement, MCF’s financial advisory fee and expenses incurred will be payable in full.

5.	Fees and Expenses. As compensation for our professional services, MCF will receive a non-refundable financial advisory fee of $5,000 upon execution of this letter agreement

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by the Company. This payment will be in consideration of the first month of services provided by MCF. MCF will receive a financial advisory fee of $5,000 for each month of its engagement by the Company. Company agrees to a six-month minimum obligation. ($30,000 total.) The Company also agrees to reimburse our reasonable out-of-pocket expenses (including, but not limited to, messenger, overnight courier, printing, travel and counsel fees) on a monthly basis, up to a maximum of $2,500 without written consent of the Company. In addition, upon execution of this letter agreement by the Company, MCF will receive a warrant to purchase 10,000 shares of common stock of the Company per month throughout the Term of this Agreement, with a minimum issuance of 60,000 shares. Each warrant will have an exercise price equal to the average closing bid price for the last five (5) trading days at the end of the month of its issue. The number of shares of each warrant will be adjusted for stock splits or other dilutive events. The warrants will also include piggyback registration rights, a net exercise provision, will be immediately exercisable on their issuance date and will have a term of five years from the issuance date.

6.

Indemnity and Contribution. The parties agree to the terms of MCF’s standard indemnification agreement, which is attached hereto as Appendix A and incorporated herein by reference. The provisions of this paragraph 6 shall survive any termination of this Agreement.

The Company further understands that if MCF is asked to act for the Company in any other formal additional capacity relating to this engagement, but not specifically addressed in this letter, then such activities shall constitute separate engagements and the terms and conditions of any such additional engagements will be embodied in one or more separate written agreements, containing provisions and terms to be mutually agreed upon, including without limitation appropriate indemnification provisions. The indemnity provisions in Appendix A shall apply to any such additional engagements, unless superseded by an indemnity provision set forth in a separate agreement applicable to any such additional engagements, and shall remain in full force and effect regardless of any completion, modification or termination of MCF’s engagement(s).

7.

Other MCF Activities. MCF is a securities firm engaged in securities trading and brokerage activities as well as corporate financial advisory services. In the ordinary course of our trading and brokerage activities, MCF or its affiliates may hold positions, for its own account or the accounts of customers, in equity, debt or other securities of the Company.

THIS AGREEMENT MAKES NO REPRESENTATION; NOR DOES IT SUGGEST, IMPLY OR GUARANTEE THAT A MERRIMAN CURHAN FORD & CO. ANALYST WILL PUBLISH A REPORT REGARDING THE COMPANY. FURTHER, IF A MERRIMAN CURHAN FORD & CO. ANALYST SHOULD CHOOSE TO PREPARE A REPORT REGARDING THE COMPANY: THIS AGREEMENT MAKES NO REPRESENTATION, NOR DOES IT SUGGEST, IMPLY OR GUARANTEE THAT SUCH REPORT WILL CAST THE COMPANY IN A FAVORABLE LIGHT, NOR RECOMMEND PURCHASE OF THE COMPANY’S STOCK.

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8.	Compliance with Applicable Law. In connection with this engagement, the Company and MCF will comply with all applicable federal, state and foreign securities laws and other applicable laws.

9.

Independent Contractor. MCF is and at all times during the term hereof will remain an independent contractor, and nothing contained in this letter agreement will create the relationship of employer and employee or principal and agent as between the Company and MCF or any of its employees. Without limiting the generality of the foregoing, all final decisions with respect to matters about which MCF has provided services hereunder shall be solely those of the Company, and MCF shall have no liability relating thereto or arising therefrom. MCF shall have no authority to bind or act for the Company in any respect. It is understood that MCF responsibility to the Company is solely contractual in nature and that MCF does not owe the Company, or any other party, any fiduciary duty as a result of its engagement.

10.

Successors and Assigns. This letter agreement and all obligations and benefits of the parties hereto shall bind and shall inure to their benefit and that of their respective successors and assigns. The indemnity and contribution provisions incorporated into this letter agreement are for the express benefit of the officers, directors, employees, consultants, agents and controlling persons of MCF and their respective successors and assigns.

11.

Announcements. MCF shall have the right (subject to the Company’s approval, which shall not be unreasonably withheld or delayed) to place customary announcement(s) of this engagement in certain newspapers and to mail announcement(s) to persons and firms selected by MCF, the whole subject to the Company’s prior approval and all costs of such announcement(s) will be borne by MCF.

12.

Arbitration. Any dispute between the parties concerning the interpretation, validity or performance of this letter agreement or any of its terms and provisions shall be submitted to binding arbitration in the Province of Quebec before an arbitrator selected by the parties hereto, and the prevailing party in such arbitration shall have the right to have any award made by the arbitrators confirmed by a court of competent jurisdiction.

13.

General Provisions. No purported waiver or modification of any of the terms of this letter agreement will be valid unless made in writing and signed by the parties hereto. Section headings used in this letter agreement are for convenience only, are not a part of this letter agreement and will not be used in construing any of the terms hereof. This letter agreement constitutes and embodies the entire understanding and agreement of the parties hereto relating to the subject matter hereof, and there are no other agreements or understandings, written or oral, in effect between the parties relating to the subject matter hereof. No representation, promise, inducement or statement of intention has been made by either of the parties hereto which is to be embodied in this letter agreement, and none of the parties hereto shall be bound by or liable for any alleged representation, promise, inducement or statement of intention, not so set forth herein. No provision of this letter agreement shall be construed in favor of or against either of the parties hereto by reason of the extent to which either of the parties or its counsel participated in the drafting hereof. If any provision of this letter agreement is held by a

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court of competent jurisdiction to be invalid, illegal or unenforceable, the remaining provisions hereof shall in no way be affected and shall remain in full force and effect. In case of any litigation or arbitration between the parties hereto, the prevailing party shall be entitled to its reasonable legal fees. This letter agreement is made and entered in the Province of Quebec, and the laws of that province relating to contracts made in, and to be performed entirely in, the province shall govern the validity and the interpretation hereof. This letter agreement may be executed in any number of counterparts and by facsimile signature.

        If the foregoing correctly sets forth your understanding of our agreement, please sign the enclosed copy of this letter and return it to MCF, whereupon it shall constitute a binding agreement between us.

Very truly yours, MERRIMAN CURHAN FORD & CO. BY: /S/ Gregory S. Curhan —————————————— Gregory S. Curhan President

        The undersigned hereby accepts, agrees to and becomes party to the foregoing letter agreement, effective as of the date first written above.

MAMMA.COM, INC.

By: s/s Guy Faure
   Guy Faure, President & CEO

By: s/s David Goldman
    David Goldman, Chairman

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APPENDIX A - INDEMNIFICATION AGREEMENT

The Company agrees to indemnify and hold harmless MCF and its officers, directors, employees, consultants, attorneys, agents and controlling persons (within the meaning of Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934, as amended) (MCF and each such other persons are collectively and individually referred to below as an “Indemnified Party”) from and against any and all loss, claim, damage, liability and expense whatsoever, as incurred, including, without limitation, reasonable costs of any investigation, legal and other fees and expenses incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted, to which the Indemnified Party may become subject under any applicable federal or state law (whether in tort, contract or on any other basis) or otherwise, and related to the performance by the Indemnified Party of the services contemplated by this letter agreement and will reimburse the Indemnified Party for all expenses (including legal fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not the Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by the Company. The Company will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability or expense is found in a final judgment by a court or arbitrator, not subject to appeal or further appeal, to have resulted from the Indemnified Party’s bad faith, willful misconduct or gross negligence. The Company also agrees that the Indemnified Party shall have no liability (whether direct or indirect, in contract, tort or otherwise) to the Company related to, or arising out of, the engagement of the Indemnified Party pursuant to, or the performance by the Indemnified Party of the services contemplated by, this letter agreement except to the extent that any loss, claim, damage, liability or expense is found in a final judgment by a court or arbitrator, not subject to appeal or further appeal, to have resulted from the Indemnified party’s bad faith, willful misconduct or gross negligence. If the indemnity provided above shall be unenforceable or unavailable for any reason whatsoever, the Company, its successors and assigns, and the Indemnified Party shall contribute to all such losses, claims, damages, liabilities and expenses (including, without limitation, all costs of any investigation, legal or other fees and expenses incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted) (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and MCF under the terms of this letter agreement or (ii) if the allocation provided for by clause (i) of this sentence is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i), but also the relative fault of the Company and MCF in connection with the matter(s) as to which contribution is to be made. The relative benefits received by the Company and MCF shall be deemed to be in the same proportion as the fee the Company actually pays to MCF bears to the total value of the consideration paid or to be paid to the Company and/or the Company’s shareholders. The relative fault of the Company and MCF shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or by MCF and the Company’s and MCF’s relative intent, knowledge, access to information and opportunity to correct. The Company and MCF agree that it would not be just or equitable if contribution pursuant to this paragraph were determined by pro rata allocation or by any other method of allocation which does not take into account these equitable considerations. Notwithstanding the foregoing, to the extent permitted by law, in no event shall the Indemnified Party’s share of such losses, claims, damages, liabilities and expenses exceed, in the aggregate, the fee actually paid to the Indemnified Party by the Company.

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The Indemnified Party will give prompt written notice to the Company of any claim for which it seeks indemnification hereunder, but the omission to so notify the Company will not relieve the Company from any liability which it may otherwise have hereunder except to the extent that the Company is damaged or prejudiced by such omission or from any liability it may have other than under this Appendix A. The Company shall have the right to assume the defense of any claim, lawsuit or action (collectively an “action”) for which the Indemnified Party seeks indemnification hereunder, subject to the provisions stated herein with counsel reasonably satisfactory to the Indemnified Party. After notice from the Company to the Indemnified Party of its election so to assume the defense thereof, and so long as the Company performs its obligations pursuant to such election, the Company will not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation. The Indemnified Party shall have the right to employ separate counsel in any such action and to participate in the defense thereof at its own expense; provided, however, that the reasonable fees and expenses of such counsel shall be at the expense of the Company if the named parties to any such action (including any impleaded parties) include both the Indemnified Party and the Company and the Indemnified Party shall have reasonably concluded, based on advice of counsel, that there may be legal defenses available to the Indemnified Party which are different from, or in conflict with, any legal defenses which may be available to the Company (in which event the Company shall not have the right to assume the defense of such action on behalf of the Indemnified Party, it being understood, however, that the Company shall not be liable for the reasonable fees and expenses of more than one separate firm of attorneys for all Indemnified Parties in each jurisdiction in which counsel is needed). Despite the foregoing, the Indemnified Party shall not settle any claim without the prior written approval of the Company, which approval shall not be unreasonably withheld, so long as the Company is not in material breach of this Appendix A. Also, each Indemnified Party shall make reasonable efforts to mitigate its losses and liabilities. In addition to the Company’s other obligations hereunder and without limitation, the Company agrees to pay monthly, upon receipt of itemized statements therefor, all reasonable fees and expenses of counsel incurred by an Indemnified Party in defending any claim of the type set forth in the preceding paragraphs or in producing documents, assisting in answering any interrogatories, giving any deposition testimony or otherwise becoming involved in any action or response to any claim relating to the engagement referred to herein, or any of the matters enumerated in the preceding paragraphs, whether or not any claim is made against an Indemnified Party or an Indemnified Party is named as a party to any such action.

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Exhibit 4.8

March 16th, 2004

PERSONAL & CONFIDENTIAL

Guy Faure, President & CEO
David Goldman, Chairman
Mamma.com, Inc.
388 St. Jacques Street West, 8th Floor
Montreal, QC H2Y 1

Dear Guy & David:

        Merriman Curhan Ford & Co. (“MCF”) is pleased to act as financial advisor to Mamma.com, Inc. (the “Company”). We will provide investment banking services to the Company which may include: (i) representing the Company in its efforts to obtain financing in the form of a private investment in either (a) public equity, or (b) convertible debt or equity (a “PIPE” or “Capital Raising Transaction”), (ii) assisting the Company in identifying acquirers (the “Acquirer”) and evaluating, prioritizing, negotiating proposals to purchase the Company, in whole or part (a “Sale Transaction”), and (iii) assisting the Company in acquiring various potential acquisition targets (a “Target”) (in one or a series of transactions), by purchase, merger, consolidation and other business combination involving all or substantial amount of the business, securities, assets of a Target (an “Acquisition Transaction”).

1.	Services. In connection with this engagement, MCF will perform the following services:

     a.     Capital Raising. MCF will assist the Company in its capital raising efforts. MCF will introduce the Company to potential investors who may have an interest in financing the Company and will advise the Company with respect to the proposed structure, terms and conditions of the financing. MCF will work with the Company to prepare a Confidential Memorandum describing the proposed transaction and the anticipated use of proceeds. MCF will clear any potential Investors with the Company, obtain Nondisclosure Agreements and provide them with the Confidential Memorandum. MCF will prepare the Company for investor visits, management presentations, responses to requests for data and other activities. MCF will assist the Company in managing the process of negotiating and closing the financing, including the review of proposals from potential financing sources, the formulation and presentation of counteroffers, the transaction documentation and other closing activities. The Company is free, at its sole discretion, to accept or reject the terms of any proposed financing.

     b.     Merger and Acquisition Advisory Services. MCF will work with the Company on an non-exclusive basis to evaluate potential Acquisition Transactions, and on an exclusive basis to evaluate potential Sale Transactions. We will assess the proposed structures for the Sale Transaction(s) or Acquisition Transaction(s) and will offer the Company guidance in negotiating the terms of the Sale Transaction(s) or Acquisition Transaction(s). MCF will assist the Company in managing the process and closing the Sale Transaction or Acquisition Transaction, including formulating and presenting responses and counteroffers, conducting due diligence, and documenting the Sale Transaction(s) or Acquisition

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Transactions. The Company will not be required to compensate MCF for any potential Acquisition Transactions listed in Appendix C (“Excluded Companies”).

         2.   Information Provided to MCF. In connection with our engagement, the Company has agreed to furnish to MCF, on a timely basis, all relevant information needed by MCF to perform under the terms of this agreement. During our engagement, it may be necessary for us: to interview the management of, the auditors for, and the consultants and advisors to, the Company; to rely (without independent verification) upon data furnished to us by them; and to review any financial and other reports relating to the business and financial condition of the Company as we may determine to be relevant under the circumstances. In this connection, the Company will make available to us such information as we may request, including information with respect to the assets, liabilities, earnings, earning power, financial condition, historical performance, future prospects and financial projections and the assumptions used in the development of such projections of the Company. We agree that all nonpublic information obtained by us in connection with our engagement will be held by us in strict confidence and will be used by us solely for the purpose of performing our obligations relating to our engagement.

         We do not assume any responsibility for, or with respect to, the accuracy, completeness or fairness of the information and data supplied to us by the Company or its representatives. In addition, the Company acknowledges that we will assume, without independent verification, that all information supplied to us with respect to the Company will be true, correct and complete in all material respects and will not contain any untrue statements of material fact or omit to state a material fact necessary to make the information supplied to us not misleading. If at any time during the course of our engagement the Company becomes aware of any material change in any of the information previously furnished to us, it will promptly advise us of the change.

         3.   Scope of Engagement. The Company acknowledges that we will not make, or arrange for others to make, an appraisal of any physical assets of the acquisition candidates, Targets or the Company. Nonetheless, if we determine after review of the information furnished to us that any such appraisal or appraisals are necessary or desirable, we will so advise the Company and, if approved by the Company in writing, the costs incurred in connection with such appraisal(s) will be borne by the Company.

        MCF has been engaged by the Company only in connection with the matters described in this letter agreement and for no other purpose. We have not made, and will assume no responsibility to make any representation in connection with our engagement as to any legal matter. Except as specifically provided in this letter agreement, MCF shall not be required to render any advice or reports in writing or to perform any other services.

         4.   Term of Engagement. Our representation, for all matters other than Acquisition Transactions, on an exclusive basis will continue for a period of twelve (12) months from the date this letter agreement is executed with MCF; however either party may terminate the relationship at any time upon thirty days written notice to the other party. Notwithstanding the foregoing, in the event of termination or expiration of this agreement, MCF’s retainer and expenses incurred will be payable in full and your obligation under paragraph 5 to pay any applicable Financing Completion Fee and M&A Completion Fee will continue for the twelve (12) month period commencing with such termination or expiration, but no Financing Completion Fee or M&A Completion Fee will be payable unless the Company has provided written notice under section 1(a) and 1(b) and the Acquirer, Target or investor (i) was referred to the Company directly or indirectly by MCF or (ii) engaged in discussions regarding the Sale Transaction, Acquisition Transaction or the Capital Raising Transaction with the Company or

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MCF during the period that MCF acted as the Company’s exclusive financial advisor under this agreement (Tail Period).

         5.   Fees and Expenses. Upon execution of this letter agreement by the Company, MCF will be paid a cash deposit of $5,000 (“Deposit”) against actual out-of-pocket expenses upon execution of this letter agreement and any unused amounts of the Deposit will be returned to the Company promptly upon demand by the Company in writing. Any expenses exceeding the $5,000 Deposit must be approved in advance in writing by the Company; any such approved out-of-pocket expenses in excess of the Deposit shall be promptly reimbursed to MCF by the Company.

Performance-based	compensation for our services will be as follows:

a.	Capital Raising.

(i)

Financing Completion Fee. During the term of this Agreement (and thereafter as provided in Section 4 above), at the time the Capital Raising Transaction closes, MCF will be paid a cash Financing Completion Fee equal to 6.0% of the total amount of capital received by the Company from the sale of its equity securities to Investors introduced to the Company by MCF or from other investors during the time period while MCF is acting as the Company’s financial advisor under this Agreement (the “Investors”). No Financing Completion Fee or other fee shall be paid to MCF with respect to capital received by the Company after the end of the Tail Period (for example, with respect to cash paid after the end of the Tail Period upon the exercise of warrants issued in a Capital Raising Transaction).

(ii)

Warrants. As part of the Financing Completion Fee, MCF will receive warrants to purchase common stock in an amount equal to 6.0% of the number of shares of common stock (or common stock equivalents) purchased by Investors in a Capital Raising Transaction and that the Investors obtain a right to acquire through purchase, conversion, or exercise of convertible securities issued by the Company in a Capital Raising Transaction that closes during the term of this Agreement (and thereafter as provided in Section 4 above). The warrants will be immediately exercisable at the higher of the price per share at which the Investor can acquire the common stock or the closing price of the Company’s common stock as reported by the appropriate exchange on the date the transaction closes, adjusted for conversion, stock splits or other dilutive events. The warrants will also include piggyback registration rights, a net exercise provision, and will have a term of five years from the closing date of the Capital Raising Transaction.

b.	Merger and Acquisition Advisory Services.

(i)	If an Acquisition Transaction is consummated, the Company will pay MCF a cash M&A Completion Fee at the closing of the Transaction equal to the greater of $200,000 or the sum of:

a.	4.0% of the total Transaction Value (as defined in Appendix A) up to $10 million; plus

b.	3.0% of the total Transaction Value (as defined in Appendix A) including and in excess of $10 million but less than $15 million; plus

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c.	2.0% of the total Transaction Value (as defined in Appendix A) including and in excess of $15 million.

(ii)	If a Sale Transaction is consummated, the Company will pay MCF a cash M&A Completion Fee at the closing of the Sale Transaction or Acquisition Transaction equal to the greater of $500,000 or the sum of:

a.	4.0% of the total Transaction Value (as defined in Appendix A) up to $10 million; plus

b.	3.0% of the total Transaction Value (as defined in Appendix A) including and in excess of $10 million but less than $15 million; plus

c.	2.0% of the total Transaction Value (as defined in Appendix A) including and in excess of $15 million.

(iii)	If either a Sale Transaction or Acquisition Transaction is consummated whereby, directly or indirectly, less than a 50% interest in the Company or the Target, as the case may be, or any of its securities, business or assets is transferred for consideration or if a Transaction consisting of a minority investment; the formation of a joint venture, partnership or other business entity, entry into a strategic alliance, such as an agreement, relationship or arrangement involving supply, distribution or sales representation of products or services, research and development, technology or product licensing or similar arrangement, a fee shall be payable in cash upon the occurrence of such event equal to 7.0% of the Transaction Value (as defined in Appendix A).

(iv)

If a Transaction is not consummated and the Company is entitled to receive a “termination fee,” “break-up fee,” “topping fee,” or other form of compensation payable in cash or other assets, including, but not limited to, an option to purchase securities from another company (such cash, securities, including in the case of options, the right to exercise such options or other assets hereinafter referred to as the “Break-up Fee) then the Company shall pay to MCF in cash, promptly upon the Company’s receipt of such Break-up Fee, an amount equal to thirty percent (30%) of such Break-up Fee received. In the event that the Break-up Fee is paid to the Company in whole or in part in the form of securities or other assets, the value of such securities or other assets, for purposes of calculating our fee, shall be the fair market value thereof, as the parties hereto shall mutually agree on the day Break-up Fee is paid to the Company; provided that, if such Break-up Fee includes securities with an existing public trading market, the value thereof shall be determined by the last sales price for such securities on the last trading day thereof prior to such payment.

6.

Indemnity and Contribution. The parties agree to the terms of MCF’s standard indemnification agreement, which is attached hereto as Appendix B and incorporated herein by reference. The provisions of this paragraph 6 shall survive any termination of this Agreement.

7.

Other Business. If the Company is considering an offer of securities to the public, the Company agrees to offer MCF the opportunity to act as co-lead underwriter/book runner with no less than 50% economic participation in the transaction. As compensation for any of the foregoing services, MCF will be paid customary

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fees to be mutually agreed upon at the appropriate time. The specific terms of any such additional engagements will be set forth in separate letter agreements containing terms and conditions to be mutually agreed upon, including without limitation appropriate indemnification provisions.

The Company further understands that if MCF is asked to act for the Company in any other formal additional capacity relating to this engagement but not specifically addressed in this letter, such as acting as an underwriter in connection with the issuance of securities by the Company, then such activities shall constitute separate engagements and the terms and conditions of any such additional engagements will be embodied in one or more separate written agreements, containing provisions and terms to be mutually agreed upon, including without limitation appropriate indemnification provisions. The indemnity provisions in Appendix B shall apply to any such additional engagements, unless superseded by an indemnity provision set forth in a separate agreement applicable to any such additional engagements, and shall remain in full force and effect regardless of any completion, modification or termination of MCF’s engagement(s).

8.     Other MCF Activities. MCF is a full service securities firm engaged in securities trading and brokerage activities as well as investment banking and financial advisory services. In the ordinary course of our trading and brokerage activities, MCF or its affiliates may hold positions, for its own account or the accounts of customers, in equity, debt or other securities of the Company or any other company that may be involved in a Sale Transaction or Acquisition Transaction.

9.     Compliance with Applicable Law. In connection with this engagement, the Company and MCF will comply with all applicable federal, provincial, state and foreign securities laws and other applicable laws.

10.     Independent Contractor. MCF is and at all times during the term hereof will remain an independent contractor, and nothing contained in this letter agreement will create the relationship of employer and employee or principal and agent as between the Company and MCF or any of its employees. Without limiting the generality of the foregoing, all final decisions with respect to matters about which MCF has provided services hereunder shall be solely those of the Company, and MCF shall have no liability relating thereto or arising therefrom. MCF shall have no authority to bind or act for the Company in any respect. It is understood that MCF responsibility to the Company is solely contractual in nature and that MCF does not owe the Company, or any other party, any fiduciary duty as a result of its engagement.

11.     Best Efforts Engagement for Capital Raising. It is expressly understood and acknowledged that MCF’s engagement for Capital Raising does not constitute any commitment, express or implied, on the part of MCF or of any of its affiliates to purchase or place the Company’s securities or to provide any type of financing and that any Capital Raising engagement will be conducted by MCF on a “best efforts” basis. It is further understood that MCF’s services hereunder shall be subject to, among other things, satisfactory completion of due diligence by MCF, market conditions, the absence of adverse changes to the Company’s business or financial condition, approval of MCF’s internal commitment committee and any other conditions that MCF may deem appropriate for placements of such nature.

12.     Successors and Assigns. This letter agreement and all obligations and benefits of the parties hereto shall bind and shall inure to their benefit and that of their respective successors and assigns. The indemnity and contribution provisions incorporated into this letter agreement are for the express benefit of the officers, directors, employees, consultants, agents and controlling persons of MCF and their respective successors and assigns.

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13.     Announcements. The Company grants to MCF the right to place customary announcement(s) of this engagement in certain newspapers and to mail announcement(s) to persons and firms selected by MCF, the whole subject to the Company’s prior approval and all costs of such announcement(s) will be borne by MCF.

14.     Arbitration. Any dispute between the parties concerning the interpretation, validity or performance of this letter agreement or any of its terms and provisions shall be submitted to binding arbitration in the Province of Quebec before an arbitrator selected by the parties hereto, and the prevailing party in such arbitration shall have the right to have any award made by the arbitrators confirmed by a court of competent jurisdiction.

15.     General Provisions. No purported waiver or modification of any of the terms of this letter agreement will be valid unless made in writing and signed by the parties hereto. Section headings used in this letter agreement are for convenience only, are not a part of this letter agreement and will not be used in construing any of the terms hereof. This letter agreement constitutes and embodies the entire understanding and agreement of the parties hereto relating to the subject matter hereof, and there are no other agreements or understandings, written or oral, in effect between the parties relating to the subject matter hereof. No representation, promise, inducement or statement of intention has been made by either of the parties hereto which is to be embodied in this letter agreement, and none of the parties hereto shall be bound by or liable for any alleged representation, promise, inducement or statement of intention, not so set forth herein. No provision of this letter agreement shall be construed in favor of or against either of the parties hereto by reason of the extent to which either of the parties or its counsel participated in the drafting hereof. If any provision of this letter agreement is held by a court of competent jurisdiction to be invalid, illegal or unenforceable, the remaining provisions hereof shall in no way be affected and shall remain in full force and effect. In case of any litigation or arbitration between the parties hereto, the prevailing party shall be entitled to its reasonable legal fees. This letter agreement is made and entered in the Province of Quebec, and the laws of that province relating to contracts made in, and to be performed entirely in, the province shall govern the validity and the interpretation hereof. This letter agreement may be executed in any number of counterparts and by facsimile signature.

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        If the foregoing correctly sets forth your understanding of our agreement, please sign the enclosed copy of this letter and return it to MCF, whereupon it shall constitute a binding agreement between us.

Very truly yours, MERRIMAN CURHAN FORD & CO. BY: /S/ Gregory S. Curhan —————————————— Gregory S. Curhan President

        The undersigned hereby accepts, agrees to and becomes party to the foregoing letter agreement, effective as of the date first written above.

MAMMA.COM, INC.

By: s/s Guy Faure
   Guy Faure
President & CEO

By: s/s David Goldman
   David Goldman
Chairman

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APPENDIX A - DEFINITION OF TRANSACTION VALUE

In the context of this Agreement, “Transaction Value” means the aggregate value of all cash, cash equivalents, securities, and any other forms of payment received or to be received, directly or indirectly, by the Company or the Target, as the case may be, and its share, option, warrant and debt holders including, without limitation payments for stock or assets sold, funds loaned to the Company or the Target, prepaid royalties, advances against sales, licensing agreements, reimbursed NRE (non-recurring engineering) and any and all other payments that may be construed as advanced payments for products or services to be delivered in the future. In addition, the Transaction Value shall include (A) the aggregate amount of any dividends or other distributions to the shareholders of the Company or the Target following the date of this Agreement, other than normal recurring cash dividends in amounts not materially greater than currently paid; (B) the net value of any current assets of the Company or the Target (such as accounts receivable) not sold by the Company or the Target; and (C) the fair market value at the time of payment of the fees of (i) any of the Company’s or the Target’s consolidated debt (both long-term and short-term, including capitalized leases) outstanding, assumed or refinanced at the closing or in anticipation of a Sale Transaction or Acquisition Transaction, as the case may be; (ii) all options, warrants, stock purchase rights or stock appreciation rights, whether or not vested, purchased or assumed by an Acquirer in connection with a Transaction; (iii) all employment contracts, service contracts, non-competition agreements and pension liabilities or other employee benefit plan liabilities assumed or entered into by or with an Acquirer or its affiliates or the Target or its affiliates in connection with a Sale Transaction or Acquisition Transaction, as the case may be.

If part or all of the Transaction Value in a Sale Transaction or Acquisition Transaction is represented by securities, the value thereof for the purpose of computing the fees shall be determined as follows:

    (i)        For securities which are publicly traded prior to the consummation of such transaction, the average last sale price for such securities for the ten trading days prior to the consummation of such transaction;

    (ii)        For newly-issued, publicly-traded securities, the average last sale price for such securities for ten trading days subsequent to the consummation of such transaction, with such portion of the fees being payable the eleventh trading day subsequent to the consummation of such transaction; and

    (iii)        For securities for which no market exists, the mutual agreement of the Company and MCF as determined prior to the closing of such transaction.

If part or all of the Transaction Value is contingent upon the occurrence of some future event (e.g. the realization of earnings projections), then for purpose of the calculation of the fees, the future event will be estimated and discounted to its present value using the Bank of America reference rate as the discount rate and the base case projections presented to the Acquirer for a Sale Transaction or the Company for an Acquisition Transaction.

If part or all of the Transaction Value is fixed amounts of cash or other consideration payable in the future, including any non-competition, consultation, or similar payments, then the calculation of the fees will be based on the present value of those payments discounted using Bank of America’s reference rate as the discount rate.

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APPENDIX B - INDEMNIFICATION AGREEMENT

The Company agrees to indemnify and hold harmless MCF and its officers, directors, employees, consultants, attorneys, agents and controlling persons (within the meaning of Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934, as amended) (MCF and each such other persons are collectively and individually referred to below as an “Indemnified Party”) from and against any and all loss, claim, damage, liability and expense whatsoever, as incurred, including, without limitation, reasonable costs of any investigation, legal and other fees and expenses incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted, to which the Indemnified Party may become subject under any applicable federal or state law (whether in tort, contract or on any other basis) or otherwise, and related to the performance by the Indemnified Party of the services contemplated by this letter agreement and will reimburse the Indemnified Party for all expenses (including legal fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not the Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by the Company. The Company will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability or expense is found in a final judgment by a court or arbitrator, not subject to appeal or further appeal, to have resulted from the Indemnified Party’s bad faith, willful misconduct or gross negligence. The Company also agrees that the Indemnified Party shall have no liability (whether direct or indirect, in contract, tort or otherwise) to the Company related to, or arising out of, the engagement of the Indemnified Party pursuant to, or the performance by the Indemnified Party of the services contemplated by, this letter agreement except to the extent that any loss, claim, damage, liability or expense is found in a final judgment by a court or arbitrator, not subject to appeal or further appeal, to have resulted from the Indemnified party’s bad faith, willful misconduct or gross negligence.

If the indemnity provided above shall be unenforceable or unavailable for any reason whatsoever, the Company, its successors and assigns, and the Indemnified Party shall contribute to all such losses, claims, damages, liabilities and expenses (including, without limitation, all costs of any investigation, legal or other fees and expenses incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted) (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and MCF under the terms of this letter agreement or (ii) if the allocation provided for by clause (i) of this sentence is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i), but also the relative fault of the Company and MCF in connection with the matter(s) as to which contribution is to be made. The relative benefits received by the Company and MCF shall be deemed to be in the same proportion as the fee the Company actually pays to MCF bears to the total value of the consideration paid or to be paid to the Company and/or the Company’s shareholders in the Capital Raising Transaction or Sale Transaction, as the case may be, or the Target in an Acquisition Transaction. The relative fault of the Company and MCF shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or by MCF and the Company’s and MCF’s relative intent, knowledge, access to information and opportunity to correct. The Company and MCF agree that it would not be just or equitable if contribution pursuant to this paragraph were determined by pro rata allocation or by any other method of allocation which does not take into account these equitable considerations. Notwithstanding the foregoing, to the extent permitted by law, in no event shall the Indemnified Party’s share of such losses, claims, damages, liabilities and expenses exceed, in the aggregate, the fee actually paid to the Indemnified Party by the Company.

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The Indemnified Party will give prompt written notice to the Company of any claim for which it seeks indemnification hereunder, but the omission to so notify the Company will not relieve the Company from any liability which it may otherwise have hereunder except to the extent that the Company is damaged or prejudiced by such omission or from any liability it may have other than under this Appendix B. The Company shall have the right to assume the defense of any claim, lawsuit or action (collectively an “action”) for which the Indemnified Party seeks indemnification hereunder, subject to the provisions stated herein with counsel reasonably satisfactory to the Indemnified Party. After notice from the Company to the Indemnified Party of its election so to assume the defense thereof, and so long as the Company performs its obligations pursuant to such election, the Company will not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation. The Indemnified Party shall have the right to employ separate counsel in any such action and to participate in the defense thereof at its own expense; provided, however, that the reasonable fees and expenses of such counsel shall be at the expense of the Company if the named parties to any such action (including any impleaded parties) include both the Indemnified Party and the Company and the Indemnified Party shall have reasonably concluded, based on advice of counsel, that there may be legal defenses available to the Indemnified Party which are different from, or in conflict with, any legal defenses which may be available to the Company (in which event the Company shall not have the right to assume the defense of such action on behalf of the Indemnified Party, it being understood, however, that the Company shall not be liable for the reasonable fees and expenses of more than one separate firm of attorneys for all Indemnified Parties in each jurisdiction in which counsel is needed). Despite the foregoing, the Indemnified Party shall not settle any claim without the prior written approval of the Company, which approval shall not be unreasonably withheld, so long as the Company is not in material breach of this Appendix B. Also, each Indemnified Party shall make reasonable efforts to mitigate its losses and liabilities. In addition to the Company’s other obligations hereunder and without limitation, the Company agrees to pay monthly, upon receipt of itemized statements therefor, all reasonable fees and expenses of counsel incurred by an Indemnified Party in defending any claim of the type set forth in the preceding paragraphs or in producing documents, assisting in answering any interrogatories, giving any deposition testimony or otherwise becoming involved in any action or response to any claim relating to the engagement referred to herein, or any of the matters enumerated in the preceding paragraphs, whether or not any claim is made against an Indemnified Party or an Indemnified Party is named as a party to any such action.

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APPENDIX C—EXCLUDED COMPANIES

•   Mail Creations

•   Digital Arrow

•   Marchex

•   Whatuseek

•   Net Creations

•   Santa Monica Networks Inc.

•   Bidclix Inc.

•   Kanoodle Inc.

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